UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Smith, Richard A.
   2140 Lake Park Blvd.
   Richardson, TX  75080
2. Issuer Name and Ticker or Trading Symbol
   Lennox International Inc. (LII)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)
4. Statement for Month/Year
   5/02
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   Chief Financial Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
1)Title of Security         2)Trans-     3.Trans-       4.Securities Acquired(A)         5)Amount of   6)Ownership    7)Nature of
                            action       action         or Disposed of (D)               Securities    Form:          Indirect
                            Date         Code                                            Beneficially  Direct         Beneficial
                                         ----------     -----------------------          Owned at End  (D) or         Ownership
                            (Month/                             A or                     of Month      Indirect
                            Day/Year)    Code     V     Amount  D       Price                          (I)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value     5/17/02      A(1)     V     28,000  A                        35,136        D
$0.01 per share



Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative         2)Conversion  3)Trans-       4)Trans-     5)Number of Derivative    6)Date Exercisable and
Security                      or Exercise   action         action       Securities Acquired (A)   Expiration Date
                              Price of      Date           Code         or Disposed of (D)        Month/Day/Year
                              Derivative    Month/         --------     -----------------------   ---------------------------------
                              Security      Day/Year       Code  V      A                D        Date Exercisable  Expiration Date
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option    $16.21        5/17/02        A     V      42,100                    (2)               12/13/08
(right to buy)





Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative         3)Trans-   7)Title and Amount                 8)Price    9)Number of    10)Ownership  11)Nature of
Security                      action     of Underlying                      of Deri-   Derivative     Form of       Indirect
                              Date       Securities                         vative     Securities     Derivative    Beneficial
                                         ---------------------------------  Security   Beneficially   Security      Ownership
                                                                 Amount or             Owned at End   Direct (D)
                              Month/Day/                         Number of             of Month       or Indirect
                              Year       Title                   Shares                      (I)
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option    5/17/02    Common Stock, par       42,100                42,100         Direct
(right to buy)                           value $0.01 per share



----------

Explanation of Responses:

(1) Restricted Stock Award.
(2) The option becomes exercisable in three equal annual installments, commencing one year after the date of grant.
- Attorney-in-fact pursuant to the power of attorney dated 1/16/01.

SIGNATURE OF REPORTING PERSON
/S/ By: Carl E. Edwards, Jr.
    For: Richard A. Smith
DATE 6/7/02